Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jerry Hostetter

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

Smithfield Foods Reports Strong Second Quarter Earnings

And Announces Plant Restructuring Charges

Smithfield, Virginia (November 30, 2005)—Smithfield Foods, Inc. (NYSE: SFD) reported net income for the second quarter of fiscal 2006 of $51.6 million, or $.46 per diluted share, versus net income last year of $58.4 million, or $.52 per diluted share. Sales were $2.9 billion, compared with $2.7 billion a year ago.

Current quarter results include pretax charges totaling $16.3 million, or $.09 per diluted share, in connection with the restructuring of east coast pork processing operations. Last year’s second quarter included pretax charges of $8.3 million, or $.05 per diluted share, related to operating losses and shutdown costs of the Showcase Foods plant and the settlement of a civil suit.

Following are the company’s sales and operating profit by segment:

	13 Weeks Ended		26 Weeks Ended
(in millions)	October 30, 2005	October 31, 2004	October 30, 2005	October 31, 2004
Sales
Pork	$1,827.0	$1,884.3	$3,681.4	$3,647.7
Beef	683.6	527.2	1,404.6	1,121.9
International	297.6	232.3	581.9	414.1
Hog Production	483.0	526.5	956.5	1,053.7
Other	39.8	37.3	76.7	74.2

	3,331.0	3,207.6	6,701.1	6,311.6
Intersegment	(430.3)	(488.5)	(845.4)	(940.8)

Total Sales	$2,900.7	$2,719.1	$5,855.7	$5,370.8

Operating Profit
Pork	$27.7	$39.9	$38.3	$61.7
Beef	(4.3)	(8.6)	3.0	(6.8)
International	(1.3)	5.4	(6.5)	6.8
Hog Production	103.0	98.2	218.0	197.8
Other	10.4	6.9	17.7	13.4
Corporate	(20.3)	(22.1)	(43.6)	(42.4)

Total Operating Profit	$115.2	$119.7	$226.9	$230.5

The restructuring charges of the east coast pork processing operations include the previously-announced plan to cease fresh pork processing at the Smithfield Packing plant in Smithfield, Virginia. Additionally, the company has announced the closing of an outdated facility in Salem, Virginia. The Salem facility’s production will be transferred to other plants with no anticipated loss of volume.

The strong second quarter results reflect the combination of solid profitability in fresh pork, processed meats and hog production.

Excluding the plant restructuring charges, pork segment earnings were $44 million, 10 percent above a year ago, due to improved margins in fresh pork and processed meats, somewhat offset by higher plant energy and transportation costs. The company continued to improve its value-added mix, as fresh pork volume declined three percent, while further processed volume increased two percent. Important pre-cooked product categories, including bacon, sausage and ribs, grew at double-digit rates. Value-added ham categories also posted impressive volume and margin gains. Additionally, case-ready pork volume rose 43 percent.

Export volume was down slightly compared to a particularly strong quarter last year when exports grew 30 percent. In the first half of fiscal 2006, pork exports increased 10 percent, on top of a 22 percent increase in the first six months of last year, as Smithfield continues to hold a disproportionate share of U.S. pork exports. The company continues to focus the resources of its international operations to promote increased exports from the U.S.

The company’s hog production operations delivered strong profitability as a result of continued favorable industry conditions and lower raising costs. Live hog market prices averaged $49 per hundredweight for the quarter versus $54 a year ago. Raising costs in the hog segment were $40 per hundredweight, compared with $42 last year. During the second quarter of last year, the company’s hog production earnings were reduced by $36 million related to live hog hedging activity, partially offset by $12 million of favorable forward grain purchasing arrangements. Results in the current quarter were not impacted significantly by commodity hedging activities or forward purchasing.

Reflecting continuing depressed industry conditions and closed export markets, the company’s beef operations experienced a modest loss. Increased sales in the beef segment reflect the sale of the cattle on feed that are owned by Smithfield and are not included in the cattle feeding joint venture.

In the company’s international meat operations, higher raw material costs pressured margins in Poland and France. Conversely, international hog production operations, which are reported in the hog production segment, continued to perform well.

In the Other segment, Smithfield’s turkey operations posted strong earnings growth, benefiting from highly favorable pricing and lower feed costs.

“Our strategy of managing our business model as an integrated pork operation, rather than as a processor and a producer, is working well,” said Joseph W. Luter, III, chairman and chief executive officer. “By considering both sides of the business, we were able to better manage the total business and improve the combined profitability of the complex. Results in this quarter once again bear this out and I am pleased with our performance.”

Mr. Luter said that the company is continuing its $350 million capital expenditure plan to dramatically increase production capacity and improve operational efficiencies of the processed meats business. “This expansion program is an integral part of our strategy to utilize all of our superior raw materials internally and significantly improve margins,” he said.

“We currently are enjoying a good quarter in both hog production and pork processing. Traditionally, the third quarter is our best in pork processing and this year should be no exception,” he said. “I am very optimistic about the second half of the year, as the outlook appears good for both hog production and pork processing. Our integrated model is solid and we are continuing to build a stronger and stronger base of business for the longer term,” he said.

Smithfield Foods has delivered a 25 percent average annual compounded rate of return to investors since 1975. With sales of $11 billion, Smithfield is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

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(Table follows)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	13 Weeks Ended		26 Weeks Ended
	October 30, 2005	October 31, 2004	October 30, 2005	October 31, 2004
Sales	$2,900.7	$2,719.1	$5,855.7	$5,370.8
Cost of sales	2,614.2	2,447.4	5,291.8	4,841.5

Gross profit	286.5	271.7	563.9	529.3

Selling, general and administrative expenses	175.7	157.1	349.2	306.2
Interest expense	37.9	32.5	76.3	60.1
Equity in income of affiliates	(4.4)	(5.1)	(12.2)	(7.4)

Income before income taxes	77.3	87.2	150.6	170.4
Income taxes	25.7	28.8	50.0	57.1

Net income	$51.6	$58.4	$100.6	$113.3

Income per share:
Basic	$.46	$.53	$.91	$1.02
Diluted	$.46	$.52	$.90	$1.01

Weighted average shares outstanding:
Basic	111.1	111.1	111.1	111.1
Diluted	112.0	112.1	112.1	112.2

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